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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the 750,000 shares issuable upon the exercise of the options under the Option Care, Inc. Amended and Restated Stock Incentive Plan and the 250,000 shares issued pursuant to the Option Care, Inc. 2001 Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements and schedule of Option Care, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Chicago, Illinois July 11, 2003	ERNST & YOUNG LLP

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  Exhibit 23.1
Consent of Independent Auditors